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                               [VERITAS DGC LOGO]

                                VERITAS DGC INC.
                        REVISES ITS PREVIOUSLY ANNOUNCED
                     FOURTH QUARTER AND FISCAL 2003 RESULTS


HOUSTON, OCTOBER 14, 2003 - Veritas DGC Inc. (NYSE & TSE: VTS) announced today that it has revised its previously announced 2003 fourth quarter and fiscal year unaudited results due to an increase in its deferred tax valuation allowance. The adjustment will increase the previously reported net loss by $11.8 million, or $0.35 per share. The revised results are included as an attachment to this release.

The additional tax provision was based on conclusions reached during the year-end audit process. As a result of recent net operating losses, the Company determined that deferred tax assets in several jurisdictions (primarily the U.S.) should be fully reserved, resulting in an $11.8 million reduction. Previously, the value of the Company's deferred tax asset was based on the expected realization of scheduled timing differences and net operating loss carryforwards.

The adjustment will not have a material impact on the Company's cash flow or debt covenants. This adjustment could result in a reduction in the Company's effective tax rate in future years upon the recognition of profits in these jurisdictions.

The Company expects to file its final audited results with the Securities and Exchange Commission on Form 10-K during the next week.

The Company cautions that statements in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements as to expectations, beliefs and future financial performance, such as statements regarding our business prospects. All of these are based on current information and expectations that are subject to a number of risks, uncertainties and assumptions. These risks and uncertainties are more fully described in our reports filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respect from those currently anticipated.

Veritas DGC Inc., headquartered in Houston, Texas, is a leading provider of integrated geophysical and reservoir technologies to the petroleum industry worldwide.

For additional information, please visit Veritas's website at www.veritasdgc.com or contact:

Mindy Ingle, Investor Relations                                  (832) 351-8821
Matt Fitzgerald, Executive Vice President, Chief Financial Officer & Treasurer

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                       VERITAS DGC INC. AND SUBSIDIARIES

                                   UNAUDITED
                                   ---------
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                     (In thousands, except per share amounts)


                                                         THREE MONTHS ENDED                FISCAL YEAR ENDED
                                                              JULY 31,                          JULY 31,
                                                   -----------------------------   ----------------------------------
                                                        2003             2002             2003             2002
                                                   --------------   -------------   ---------------   --------------
Revenue                                              $ 119,537        $105,415          $503,001        $  455,683
Operating expenses:
    Cost of services                                   106,546          78,763           425,217           353,178
    Research and development                             2,303           3,094            11,630            11,475
    General and administrative                           5,467           5,877            27,211            23,763
    Loss on (RC)2 sale                                   7,627                             7,627
    Impairment of multi-client surveys                   4,893          55,204             4,893            55,204
    Cost of terminated merger                                           10,191                              14,607
    Impairment of goodwill                              39,263                            39,263
                                                   --------------   -------------   ---------------   --------------
Operating loss                                         (46,562)        (47,714)          (12,840)           (2,544)
Interest expense                                         4,175           3,778            18,534            13,628
Other expense (income), net                               (731)          4,005               498             1,786
                                                   --------------   -------------   ---------------   --------------
Loss before provision for income taxes                 (50,006)        (55,497)          (31,872)          (17,958)
Income tax expense (benefit)                            20,699          (8,980)           28,052             5,192
                                                   --------------   -------------   ---------------   --------------
Net loss                                             $ (70,705)      $ (46,517)        $ (59,924)        $ (23,150)
                                                   ==============   =============   ===============   ==============

Diluted Earnings Per Share:
    Weighted average common shares                      33,462          32,491            33,305            32,409
    Loss per common share                            $   (2.11)      $   (1.43)        $   (1.80)        $   (0.71)

Supplemental Data:
    Cash                                                72,626          10,586            72,626            10,586
    Multi-client data library                          371,949         336,475           371,949           336,475
    Interest-bearing debt                              194,225         140,000           194,225           140,000
    Depreciation and amortization, gross                16,856          16,842            72,664            68,341
    Depreciation and amortization, net of amounts
       capitalized to multi-client library              12,102           8,906            48,304            39,097
    Multi-client amortization, excluding
       impairments                                      35,220          25,720           142,029           115,287

Free Cash Flow:
    Cash from operating activities                      38,572          36,884           200,714           185,272
    Less:
        Multi-client expenditures, net cash             29,041          41,985           151,693           169,039
        Capital expenditures                            10,967          15,036            30,497            87,096
                                                        ------          ------          --------           -------
    Free cash flow                                      (1,436)        (20,137)           18,524           (70,863)


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